SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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UCN, INC.

(Name of Registrant as Specified in Its Charter)

Commission File Number: 0-26917

Not Applicable

(Name of Persons Filing Proxy Statement If Other Than the Registrant)

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UCN, INC.

14870 Pony Express Road

Bluffdale, Utah 84065

ANNUAL MEETING OF SHAREHOLDERS

June 22, 2005

NOTICE OF MEETING

The annual meeting of the shareholders of UCN, Inc., a Delaware corporation, will be held at 10:00 a.m., on June 22, 2005, at 14870 Pony Express Road, Bluffdale, Utah, for the following purposes:

•	to elect five directors;

•	to ratify the appointment by the Audit Committee of independent auditors to examine our accounts; and

•	to conduct any other business, including shareholder proposals, as may properly come before the meeting or any adjournment or postponement of the meeting.

Shareholders at the close of business on May 6, 2005 are entitled to vote in person or by proxy at the annual meeting. The annual meeting will be open to the public.

Kimm Partridge, Corporate Secretary

May 13, 2005

UCN, INC.

14870 Pony Express Road

Bluffdale, Utah 84065

PROXY STATEMENT FOR 2005 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is provided to shareholders of UCN, Inc. in connection with the annual meeting of shareholders and any adjournments or postponements of the annual meeting. The annual meeting will be held at 10:00 a.m., on June 22, 2005, at 14870 Pony Express Road, Bluffdale, Utah.

INFORMATION ABOUT THE MEETING AND VOTING

When were proxy materials mailed?

This proxy statement and proxy card were first mailed on or about May 13, 2005 to owners of voting shares of UCN in connection with the solicitation of proxies by our Board of Directors for the 2005 annual meeting of Shareholders in Bluffdale, Utah. Our annual report was sent with the proxy statement, but it is not part of the proxy statement. Proxies are solicited to give all shareholders of record at the close of business on May 6, 2005 an opportunity to vote on matters that come before the annual meeting. This procedure is necessary because shareholders live in all U.S. states and abroad and most will not be able to attend.

What am I voting on?

The Board is soliciting your vote for:

•	election of five directors;

•	ratification of the appointment by the Audit Committee of independent auditors; and

•	action upon such other matters, including shareholder proposals, as may properly come before the meeting or any adjournment or postponement of the meeting.

Who is entitled to vote?

Shareholders of record at the close of business on May 6, 2005, the record date, are entitled to vote on matters that come before the meeting. Shares can be voted only if the shareholder is present in person or is represented by proxy.

How many votes do I have?

Each share of UCN common stock that you own as of the record date entitles you to one vote. On May 6, 2005 there were 20,782,669 outstanding shares of our common stock.

How do I vote?

All shareholders may vote by mail. To vote by mail, please sign, date, and mail your proxy card in the envelope provided.

If you own your shares through a bank or broker, you should follow the separate instructions they provide you. Although most banks and brokers now offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements.

If you attend the annual meeting in person, you may request a ballot when you arrive and vote at the meeting.

What if I return my proxy but do not mark it to show how I am voting?

If your proxy card is signed and returned without specifying your choices, the shares will be voted as recommended by the Board.

What if other items come up at the annual meeting and I am not there to vote?

When you return a signed and dated proxy card, you give the persons specified as proxies the discretionary authority to vote on your behalf on any other matter that is properly brought before the annual meeting.

Can I change my vote?

You can change your vote by revoking your proxy at any time before it is exercised in one of three ways:

•	notify our Corporate Secretary in writing before the annual meeting that you are revoking your proxy;

•	submit another proxy with a later date; or

•	vote in person at the annual meeting.

What does it mean if I receive more than one proxy card?

Your shares are likely registered differently or are in more than one account. You should vote each of your accounts. If you mail your proxy cards, please sign, date, and return each proxy card to guarantee that all of your shares are voted. If you wish to combine your shareholder accounts in the future, you should contact our transfer agent, Atlas Stock Transfer Company, at 1-801-266-7151. Combining accounts reduces excess printing and mailing costs, resulting in savings for us that benefits you as a shareholder.

What constitutes a quorum?

The presence of the owners of a majority of the shares entitled to vote at the annual meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card or if you vote at the annual meeting.

Abstentions and shares voted by a broker or bank holding shares for a beneficial owner are counted as present and entitled to vote for determining a quorum.

What vote is required to approve each proposal?

Election of Directors: The five nominees who receive the most votes will be elected. Any shares not voted (whether by abstention or otherwise) have no impact on the vote.

Ratification of Independent Auditors: This proposal requires the affirmative vote of a majority of the votes cast. Any shares not voted (whether by abstention or otherwise) have no impact on the vote.

What are the Board’s Recommendations?

The Board recommends a vote FOR Election of Directors and Ratification of Independent Auditors.

How were the nominees for director selected?

Each of the five nominees now serve as a director and was approved for inclusion on our slate of directors by the entire Board. Mr. Stern, our Chairman of the Board, served as an executive officer until December 31, 2004. Mr. Jarman is currently our president and chief executive officer.

Mr. Stern, Mr. Barnett, and Mr. Jarman were elected by our shareholders as directors at our June 2004 annual meeting and are standing for re-election.

Mr. Koeppe and Mr. Fisher were elected as directors by our Board on July 22, 2004 to fill vacancies on the Board. Each of these persons was recommended to the Board by Mr. Stern, our Chairman of the Board.

How does the Board determine which directors are independent?

The Board applies the definition of independence adopted by Nasdaq for determining independence of our directors.

Pursuant to these standards, the Board undertook its annual review of director independence in February 2004. During this review the Board broadly considered all relevant facts and circumstances, not merely from the standpoint of a director but also from that of persons or organizations with which a director has a relationship. As a result of this review, our Board affirmatively determined that all of the directors nominated for election at our 2005 annual meeting, other than our Chairman of the Board, Mr. Stern, and Chief Executive Officer, Mr. Jarman, are independent and have no material relationship with us.

How can I recommend a candidate for election to the Board?

Shareholders who wish to recommend a candidate for election to our Board should write to: Corporate Secretary, UCN, Inc. 14870 Pony Express Road, Bluffdale, Utah 84065, stating in detail the qualifications of a candidate for consideration by the Board. In considering Board candidates, the Board seeks individuals of proven judgment and competence who are outstanding in their respective fields. The Board considers such factors as experience, education, employment history, special talents or personal attributes, anticipated participation in Board activities, and geographic and diversity factors. The process for identifying and evaluating nominees would include detailed consideration of the recommendations and opinions of members of our Board, our executive officers, and our shareholders. There would be no difference in the process of evaluation of candidates recommended by a shareholder and those recommended by other sources.

How can I communicate with our Board?

Shareholders interested in communicating directly with our Board may do so by writing to: Board of Directors, UCN, Inc. 14870 Pony Express Road, Bluffdale, Utah 84065. All such written correspondence is delivered to the director or directors to whom it is addressed or, if addressed generally to the Board, to all directors. Concerns relating to accounting, internal controls, or auditing matters are immediately forwarded to the Chief Executive Officer, Chief Financial Officer, and chairman of the Audit Committee.

How do I access proxy materials on the Internet?

Shareholders can access our Notice of Annual Meeting and Proxy Statement and our 2004 Annual Report on the Internet at our website at www.ucn.net.

How do I submit a shareholder proposal for next year’s annual meeting?

Shareholder proposals may be submitted for inclusion in our 2006 proxy statement after the 2005 annual meeting, but must be received no later than 5:00 p.m. MST on Friday, January 13, 2006. Proposals should be sent via registered, certified, or express mail to: Corporate Secretary, UCN, Inc. 14870 Pony Express Road, Bluffdale, Utah 84065.

As to any proposal that is not submitted for inclusion in our proxy statement for the 2006 annual meeting of shareholders, but is instead sought to be presented directly at the meeting, the Securities and Exchange Commission’s rules permit management to vote proxies in its discretion if: (1) we receive notice of the proposal before the close of business on January 13, 2006, and advise shareholders in the proxy statement about the nature and how management intends to vote on such matter; or (2) we do not receive notice of the proposal prior to the close of business on January 13, 2006.

Where can I find more information on UCN?

Our corporate website is http://www.ucn.net. We make available on this website, free of charge, access to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and amendments to those materials filed or furnished pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 as soon as reasonably practicable after we electronically submit such material to the Securities Exchange Commission. In addition, the Commission’s website is http://www.sec.gov. The Commission makes available on its website, free of charge, reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the Commission.

ELECTION OF DIRECTORS

(Proposal No. 1 on Proxy Card)

At the annual meeting, all UCN directors will be elected to serve until the annual meeting of shareholders in the year 2006. The Board nominates for election as directors:

Theodore Stern	Steve Barnett	Paul F. Koeppe	Blake O. Fisher, Jr.	Paul Jarman

These nominees have been selected by the Board. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the manner stated on the proxy card. Directors will be elected by a plurality of the votes cast. Any shares not voted, whether by abstention or otherwise, have no impact on the vote.

Set forth below under the caption “DIRECTORS AND EXECUTIVE OFFICERS,” is information on the age, presently held positions with UCN, principal occupation now and for the past five years, other directorships in public companies, and tenure of service with UCN as a director, for each of the nominees.

Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by our Board.

RATIFICATION OF THE APPOINTMENT BY THE AUDIT

COMMITTEE OF INDEPENDENT AUDITORS

(Proposal No. 2 on Proxy Card)

The Audit Committee has selected and appointed the firm of Deloitte & Touche LLP as the independent auditors to examine our financial statements for the year 2005. Deloitte & Touche LLP audited our financial statements for 2004. Our Board recommends that our shareholders vote FOR ratification of the appointment. Ratification of the appointment of auditors requires a majority of the votes cast. Any shares not voted, whether by abstention or otherwise, have no impact on the vote. We do not expect representatives of Deloitte & Touche LLP will attend the annual meeting.

Accountant Fees And Services

The aggregate fees and expenses billed by our principal accounting firms, Deloitte & Touche LLP and Crowe Chizek and Company LLC, for fees and expenses billed during fiscal years ended December 31, 2004 and 2003 were as follows (in thousands):

	2004	2003
Audit fees	$97	$78
Audit related fees	52	69

Total audit and related fees	149	147

Other consulting fees	23	—
Tax fees	44	54

Total fees	$216	$201

Audit related fees were for reviews of our filings on Form 10-Q for 2004 and 2003, meetings with the Audit Committee, and work required by our filing registration statements on Form SB-2 in September 2003 and on Form S-2 in April 2004 for selling security holders.

Each of the permitted non-audit services has been pre-approved by the Audit Committee or the Audit Committee’s Chairman pursuant to delegated authority by the Audit Committee, other than de minimus non-audit services for which the pre-approval requirements are waived in accordance with the rules and regulations of the Securities and Exchange Commission.

The Audit Committee charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by our independent auditors before the accountant is engaged to render these services. The Audit Committee may consult with management in the decision-making process, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that the designees present the pre-approvals to the full committee at the next committee meeting.

Changes in Accountants

On the recommendation of the Audit Committee, the Board of Directors of UCN, Inc. terminated the engagement of Crowe Chizek and Company LLC as UCN’s independent accountants on July 22, 2004.

In connection with its audits for the two years in the period ended December 31, 2003, and through July 22, 2004, there were no disagreements with Crowe Chizek and Company LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

The audit reports of Crowe Chizek and Company LLC for the two years in the period ended December 31, 2003 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except for their report on the financial statements of UCN as of and for the year ended December 31, 2002, which contained an explanatory paragraph stating that:

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, deficit cash flows from operations, negative working capital, and has a net capital deficiency. These results as reported in the accompanying financial statements raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In connection with UCN’s audits for the two years in the period ended December 31, 2003, and through July 22, 2004, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

UCN engaged Deloitte & Touche LLP as its new independent accountants as of July 22, 2004. During the two prior fiscal years and through July 22, 2004, neither UCN nor anyone on behalf of UCN consulted with Deloitte & Touche regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on UCN’s financial statements, or any other matters or reportable events required to be disclosed under Items 304(a)(2)(i) and (ii) of Regulation S-K.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The table on the following page sets forth, as of March 15, 2005, the number and percentage of the outstanding shares of common stock and warrants and options that, according to the information supplied to UCN, were beneficially owned by (i) each person who is currently a director, (ii) each executive officer, (iii) all current directors and executive officers as a group and (iv) each person who, to the knowledge of UCN, is the beneficial owner of more than five percent of the outstanding common stock. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address	Common Shares	Percent of Class (1)
Principal shareholders:
033 Asset Management, LLC 125 High Street, Suite 1405 Boston, MA 02110	1,212,500	5.8

Edward Dallin Bagley (2) 2350 Oakhill Drive Salt Lake City, UT 84121	1,492,373	7.1

Officers and Directors:
Theodore Stern (2) 2970 One PPG Place Pittsburgh, PA 15222	2,007,713	9.5

Steve Barnett (2) 666 Dundee Road, Suite 1704 Northbrook, IL 60062	424,177	2.0

Paul F. Koeppe (2) 2825 Brewery Road Cross Plains, WI 53528	105,000	0.5

Blake O. Fisher, Jr. 2784 American Saddler Drive Park City, UT 84060	-0-	0.0

Paul Jarman (2) 14870 Pony Express Road Bluffdale, UT 84065	642,052	3.0

David R. Grow (2) 14870 Pony Express Road Bluffdale, UT 84065	50,000	0.2

G. Douglas Smith (2) 14870 Pony Express Road Bluffdale, UT 84065	688,768	3.2

Scott Welch (2) 14870 Pony Express Road Bluffdale, UT 84065	16,668	0.1

All Executive officers and Directors as a Group (8 persons)	3,934,378	17.4

(1)	These figures represent the percentage of ownership of the named groups and individuals assuming each of them alone has exercised his or her options or conversion rights to purchase common shares, and percentage ownership of all officers and directors as a group, assuming all purchase and conversion rights held by such individuals are exercised.

(2)	These figures include: for Mr. Stern warrants to purchase 382,500 shares of common stock at a price of $2.00 per share and options to purchase 102,500 common shares at prices ranging from $2.50 to $5.06 per share; for Mr. Bagley warrants to purchase 137,500 common shares at a price of $2.00 per share, options to purchase 37,500 common shares at prices ranging from $3.05 to $5.06, and 125,000 common shares issuable on conversion of a note at the rate of $2.00 per share; for Mr. Barnett options to purchase 135,000 shares at prices ranging from $2.00 to $5.06 per share; for Mr. Koeppe options to purchase 5,000 shares at a price of $2.65 per share; for Mr. Jarman options to purchase 502,966 shares at prices ranging from $2.00 to $5.39 per share; for Mr. Smith options to purchase 624,916 shares at prices ranging from $2.00 to $5.39 per share; for Mr. Grow options to purchase 50,000 shares at prices ranging from of $2.00 to $3.05; and for Mr. Welch options to purchase 16,668 shares at prices ranging from $2.42 to $3.05 per share.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Officers

The following table sets forth the names, ages, and positions with UCN for each of the directors and officers.

Name	Age	Positions	Since
Theodore Stern	75	Chairman of the Board of Directors, and formerly Chief Executive Officer	1999

Steve Barnett	63	Director	2000

Paul F. Koeppe	55	Director	2004

Blake O. Fisher, Jr.	61	Director	2004

Paul Jarman	35	President and Director; Chief Executive Officer effective January 1, 2005	1997

David R. Grow	49	Executive Vice President and Chief Financial Officer	2003

G. Douglas Smith	35	Executive Vice President	1997

Scott Welch	40	Executive Vice President and Chief Operating Officer	2004

All directors hold office until the next annual meeting of shareholders and until their successors are elected and qualify. Officers serve at the discretion of our Board. The following is information on the business experience of each director and officer.

Theodore Stern became a director of UCN in June 1999 and subsequently the Chairman of the Board of Directors and Chief Executive Officer in September 2000. Mr. Stern served in those positions until January 1, 2005, when the two positions were separated. Mr. Stern has served as a director of Northern Power Systems, Inc. of Waitsfield, Vermont, a manufacturer of renewable generation systems, from September 1998 until its acquisition by Distributed Energy Systems Corp. in December 2003. He then continued on as a director of Distributed Energy Systems.

Steve Barnett has been self-employed for the past five years as an advisor to manufacturing and service companies on improving operations and business restructuring. He has continued to purchase and manage privately-held manufacturing companies, as well as serve on the boards of non-owned private companies in connection with his management services. For over five years, Mr. Barnett has been a director of Chicago’s Jewish Federation and Jewish United Fund, and a Vice Chairman of the Board of Directors since 1997. He is also a Director of Bank Leumi USA and Medis Technologies Ltd.

Paul F. Koeppe is a director of Distributed Energy Systems Corp., a Nasdaq-listed company engaged in creating and delivering innovative products and solutions to the energy marketplace, and has served as a director since its acquisition of Northern Power Systems, Inc. in December 2003. Mr. Koeppe became a director of Northern Power Systems in 1998. Prior to his retirement in 2001, Mr. Koeppe served as Executive Vice President of American Superconductor, an electricity solutions company. Mr. Koeppe joined American Superconductor in 1997, in connection with the acquisition of Superconductivity, Inc., a manufacturer of superconducting magnetic energy storage systems which Mr. Koeppe founded and for which served as President. From 1993 to 1995, Mr. Koeppe was acting CEO and Chairman of the executive committee of the Board of Directors of Best Power, Inc., a supplier of uninterruptible power supply packages.

Blake O. Fisher, Jr. has been providing management and financial consulting to the telecommunications and utility industries since May 2004, including financial consulting to the USDA on Rural Utilities Service’s broadband program. From May 2004 to December 2004 he served as Chief Financial Officer for Fiber Utilities of Iowa, an entity that provides operation and construction services to municipal utilities. From May 2002 to May 2004 he was retired from business activities. From February 1996 to May 2002, he held senior management positions with McLeodUSA, a telecommunications provider, initially as Chief Financial Officer, then as President of the company’s Western region and as Chief Development Officer.

Paul Jarman has served as an officer of UCN during the past five years. He has served as President since December 2002 and as Chief Executive Officer since January 2005. Prior to December 2002 he served as an Executive Vice President.

David R. Grow, a Certified Public Accountant, joined UCN in June 2003 and currently serves as Executive Vice President and Chief Financial Officer. From January 2002 to June 2003, Mr. Grow served as the Chief Financial Officer and member of the Board of Directors of Spectrum Engineers, Inc., a mechanical and electrical engineering firm in Salt Lake City, Utah. From February 2000 to January 2002, he served as the Chief Financial Officer and member of the Board of Directors of webBASIS, Inc., a web-based software development company in Bakersfield, California. During the two-year period prior to February 2000, he served as the Chief Financial Officer of Daw Technologies, Inc., a manufacturer and installer of cleanrooms for the semiconductor industry, based in Salt Lake City, Utah.

G. Douglas Smith has served as an Executive Vice President of UCN during the past five years. Prior to UCN Mr. Smith was the co-founder of HealthRider, Inc., an exercise equipment company.

Scott Welch was elected Executive Vice President and Chief Operating Officer of UCN in September 2004, and began his association with UCN in September 2003 as Chief Information Officer. He served as the Director of Information Technology at Mpower Communications in Las Vegas, Nevada from July 2002 to September 2003. During the year prior to July 2002, Mr. Welch was self-employed as a consultant in the telecom industry. From August 1999 to July 2001 he served as the Vice President of Application Development at McLeodUSA

Board Meetings and Committees

The Board met 14 times during the year ended December 31, 2004. All directors attended at least 75 percent of the meetings of the Board.

During 2000, the Board formed the Compensation Committee, the current members of which are Paul F. Koeppe, (Chairman), Steve Barnett, and Blake O. Fisher, Jr. The Compensation Committee considers salary and benefit matters for the executive officers and key personnel of the Company. The Compensation Committee met six times in 2004, and all director members of the committee attended at least 75 percent of the meetings.

In 2000, the Board also formed the Audit Committee, the current members of which are Steve Barnett (Chairman), Paul F. Koeppe, and Blake O. Fisher, Jr. The Audit Committee is responsible for financial reporting matters, internal controls, and compliance with the Company’s financial polices, and meets with its auditors when appropriate. The Audit Committee met six times in 2004, and all director members of the committee attended the meetings. The Board has determined that Steve Barnett, Paul F. Koeppe, and Blake O. Fisher, Jr. are “audit committee financial experts” within the meaning of Item 401(h)(2) of Regulation S-K. Further, the Board has determined that each of the members of the Audit Committee is “independent” under the definition set forth in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

UCN has not yet established a nominating committee, so director nominations are considered and acted upon by the entire Board. Given the relatively small size of the Board of Directors, the Board has not encountered administrative difficulties with this arrangement, and has felt that the advice and counsel of all of its members was of value in considering Board nominations. The Board has determined that three of the five Board members, Steve Barnett, Paul F. Koeppe, and Blake O. Fisher, Jr., are “independent” under the definition set forth in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

Board Compensation

Each Director received a monthly director fee of $2,000 during 2004, and $1,000 during 2003. In prior years, the practice of the Board was to compensate directors for their annual service by issuing to each of them options to purchase 25,000 shares of common stock exercisable over a term of five years from the date of issue. Pursuant to this practice, each director received 25,000 options in March 2002 with an exercise price of $2.50 per share, and in November 2002 (for year 2003) with an exercise price of $2.00 per share. However, in January 2004 directors received options to purchase 10,000 shares with an exercise price of $3.05 per share. In September 2004, the new directors received options to purchase 30,000 shares with an exercise price of $2.25 per share that vest ratably over three years beginning September 2005.

Also in prior years it was the practice of the Board to compensate the Chairman of the Board, and beginning in 2003 the Chairman of the Audit Committee, for their annual service by issuing to each of them options to purchase additional shares of common stock exercisable over a term of five years from the date of issue. Accordingly, Theodore Stern received as Chairman of the Board 15,000 options in March 2002 and November 2002, with exercise prices of $2.50 and $2.00 per share, respectively. Steve Barnett received as Chairman of the Audit Committee 15,000 options in November 2002 (for year 2003) with an exercise price of $2.00 per share, and in January 2004 an option for an additional 5,000 shares with an exercise price of $3.05.

Code of Ethics

UCN has adopted a Code of Ethics applicable to its chief executive officer and chief financial officer, a copy of which will be provided to any person, free of charge, upon request. A request for a copy of the Code of Ethics should be in writing and sent to Kimm Partridge, Corporate Secretary, 14870 Pony Express Road, Bluffdale, Utah 84065.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

The following Report of the Compensation Committee and the performance graph included elsewhere in this report do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

The Compensation Committee of the Board has furnished the following report on executive compensation for fiscal 2004. Blake O. Fisher, Jr., did not join the Committee until 2005, so the report is issued by the other two members who served in 2004.

Base salaries

As in the past, during fiscal year 2004 salaries for executive officers took into consideration a variety of factors, including:

•	the nature and responsibility of the position;

•	the experience of the individual executive;

•	budgetary constraints; and

•	(except in the case of their own compensation) the recommendations of the Chief Executive Officer and President.

None of our executive officers has a written employment agreement. Consequently, salaries are determined annually based on a subjective analysis of the factors listed above rather than on any fixed formula or schedule.

Paul Jarman’s salary was increased from $132,808 in 2003 to $149,746 in 2004 primarily on the basis of the Committee’s own assessment of the scope of Mr. Jarman’s responsibilities and the quality of his leadership in promoting strategic growth.

Long-term compensation

No long term compensation was granted to any of our executive officers in 2004. The options listed in the Summary Compensation Table, below, represent options on 10,000 shares issued to Theodore Stern by the Board of Directors for service as Chairman, and options on 75,000 shares for David R. Grow and options on 75,000 shares for Scott Welch that represent vesting of options granted in 2004.

Members of the Compensation Committee

Paul F. Koeppe (Chair)

Steve Barnett

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2004 or as of the date of this report is or has been an officer or employee of UCN.

Annual Compensation

The table on the following page sets forth certain information regarding the annual and long-term compensation for services in all capacities to UCN for the prior fiscal years ended December 31, 2004, 2003, and 2002, of those persons who were either (i) the chief executive officer during the last completed fiscal year or (ii) one of the other four most highly compensated executive officers as of the end of the last completed fiscal year whose annual salary and bonuses exceeded $100,000 (collectively, the “Named Executive Officers”).

		Annual Compensation	Long Term Compensation
Name and Principal Position	Year	Salary ($)	Securities Underlying Options/SARs (#)	All Other Compensation ($)
Theodore Stern Chairman of the Board of Directors and Chief Executive Officer	2004 2003 2002	-0- -0- -0-	10,000 -0- 80,000	78,000 74,750 70,000

Paul Jarman President	2004 2003 2002	149,746 132,808 125,000	-0- 174,500 11,668	27,433 18,463 21,481

David R. Grow Executive Vice President and Chief Financial Officer	2004 2003 2002	134,827 61,384 -0-	75,000 75,000 -0-	10,883 -0- -0-

G. Douglas Smith Executive Vice President	2004 2003 2002	128,000 132,808 125,000	-0- -0- 7,668	48,920 18,463 21,252

Scott Welch Executive Vice President and Chief Operating Officer	2004 2003 2002	114,632 32,308 -0-	75,000 25,000 -0-	1,966 -0- -0-

Theodore Stern has never been a salaried employee of UCN, but has been engaged as a consultant. Pursuant to this consulting arrangement Mr. Stern received a monthly fee and expense allowance. Consulting fees and expense allowance paid to Mr. Stern in 2004, 2003 and 2002 were, respectively, $78,000, $74,750, and $70,000.

Stock Options

The following table sets forth certain information with respect to grants of stock options during 2004 to the Named Executive Officers.

Name and Principal Position	Number of Securities Underlying Options Granted	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Dates	Grant Date Present Value ($)
Theodore Stern Chairman of the Board and Chief Executive Officer	10,000	1.3	$3.05	01-14-09	$17,400

Paul Jarman, President	-0-	—	—	—	—

David R. Grow Executive Vice President and Chief Financial Officer	75,000	9.9	$3.05	01-14-09	$130,500

G. Douglas Smith Executive Vice President	-0-	—	—	—	—

Scott Welch Executive Vice President and Chief Operating Officer	75,000	9.9	$2.35	01-14-09 and 11-09-09	$97,800

The Grant Date Present Value shown in the table above was calculated using the Black-Scholes pricing model. All grants were measured using the same assumptions as to the expected volatility (65.44%), risk-free rate of return (3.12%), dividend yield (none), and the expected life (5 years).

The following table sets forth certain information with respect to unexercised options held by the Named Executive Officers.

Name and Principal Position	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)	Value of Unexercised In-the-Money Options At Fiscal Year End ($) (2)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Theodore Stern Chairman of the Board and Chief Executive Officer	80,000	$62,400	102,500 / -0-	$21,200 /-0-

Paul Jarman, President	-0-	—	502,966 / 100,000	$174,660 / $53,000

David R. Grow Executive Vice President and Chief Financial Officer	-0-	—	25,000 / 125,000	$25,750 / $51,500

G. Douglas Smith Executive Vice President	-0-	—	624,916 / -0-	$237,776 / -0-

Scott Welch Executive Vice President and Chief Operating Officer	-0-	—	8,334 / 91,666	$5,084 / $61,666

(1)	This value is determined on the basis of the difference between the fair market value of the securities underlying the options on the date the options were exercised, and the exercise price.

(2)	This value is determined on the basis of the difference between the fair market value of the securities underlying the options at December 31, 2004, and the exercise price. The fair market value of UCN’s common stock at December 31, 2004 is determined by the last sale price on that date, which was $3.03 per share.

Description of Long Term Stock Incentive Plan

The purpose of the Long Term Stock Incentive Plan (the “Plan”) is to provide directors, officers, employees, and consultants with additional incentives by increasing their ownership interests in UCN. Directors, officers, and other employees of UCN and its subsidiaries are eligible to participate in the Plan. In addition, awards may be granted to consultants providing valuable services to UCN. As of December 31, 2004, UCN and its affiliates employed approximately 180 individuals who are eligible to participate in the Plan. The Board grants awards under the Plan. Awards may include incentive stock options, non-qualified stock options, stock appreciation rights, stock units, restricted stock, restricted stock units, performance shares, performance units, or cash awards.

The Board has discretion to determine the terms of an award under the Plan, including the type of award, number of shares or units covered by the award, option price, term, vesting schedule, and post-termination exercise period or payment. Notwithstanding this discretion: (i) the number of shares subject to an award granted to any individual in any calendar year may not exceed 100,000 shares; (ii) the option price per share of common stock may not be less than 100 percent of the fair market value of such share at the time of grant or less than 110 percent of the fair market value of such shares if the option is an incentive stock option granted to a shareholder owning more than ten percent of the combined voting power of all classes of the stock of UCN (a “10% shareholder”); and (iii) the term of any incentive stock option may not exceed 10 years, or five years if the option is granted to a 10% shareholder. As of December 31, 2004, awards under the Plan in the form of qualified incentive stock options outstanding and exercised totaled 979,549 shares.

A maximum of 1,200,000 shares of common stock may be subject to outstanding awards, determined immediately after the grant of any award under the Plan. Shares of common stock, which are attributable to awards that have expired, terminated, or been canceled or forfeited during any calendar year, are available for issuance or use in connection with future awards.

The Plan was effective March 11, 1999, and is not limited in duration. No incentive stock option may be granted more than 10 years after the effective date. The Plan may be amended by the Board without the consent of the shareholders, except that shareholder approval is required for any amendment that materially increases the aggregate number of shares of stock that may be issued under the plan or materially modifies the requirements as to eligibility for participation in the Plan.

Description of Employee Stock Purchase Plan

In 2004 UCN adopted the 2005 Employee Stock Purchase Plan. The purpose of the Purchase Plan is to promote UCN’s operating performance and growth potential by encouraging employees to acquire equity in UCN, thereby aligning their long-term interests with those of UCN. The Purchase Plan provides that up to 1,000,000 shares of common stock may be sold to participating employees. It expires at the beginning of 2014. The Compensation Committee of the Board of Directors administers the Purchase Plan.

The Purchase Plan permits eligible employees to purchase UCN common stock through payroll deductions during 35 consecutive participation periods beginning in 2005. Each participation period is three months in length. In general, eligible employees can elect for each participation period to purchase full shares through payroll deductions of up to 10 percent of base pay, but in no event may the participant’s rights to purchase shares of common stock accrue at a rate that exceeds $25,000 of fair market value of common stock in a calendar year. The purchase price a participant pays for the shares is equal to the greater of $2.00 or 85 percent of the closing market bid price of the common stock on the first business day or the last business day of each participation period, whichever is lower. This percentage may be changed prior to a participation period by at the sole discretion of the committee administering the Purchase Plan to any whole percentage that is not less than 85 percent and not greater than 100 percent.

Eligibility to participate is extended to all regular employees of UCN and its participating subsidiaries. Officers and members of the Board of Directors who are eligible employees are also permitted to participate. An employee is ineligible to participate if immediately after a grant the employee would own stock possessing five percent or more of the total combined voting power or value of all classes of stock of UCN.

The Purchase Plan may be amended by the Board of Directors from time to time as it deems desirable without approval of the shareholders of UCN, except to the extent shareholder approval is required by Rule 16b-3 of the Exchange Act, applicable Nasdaq or stock exchange rules, applicable provisions of the Internal Revenue Code, or other applicable laws or regulations. The Board of Directors may terminate the plan at any time in its sole discretion.

Performance Graph

The chart on the following page sets forth the cumulative total shareholder return of UCN’s Common Stock as compared with the cumulative total return of the Russell 2000 Index of small-cap companies, and the Nasdaq Telecommunications Index during the period from December 31, 1999 to December 31, 2004. The comparison assumes an initial investment of $100 made December 31, 1999 in UCN’s Common Stock and in both of the indices presented and assumes reinvestment of dividends, if any. The shareholder return shown below is not indicative of future performance.

	12-31-99	12-29-00	12-31-01	12-31-02	12-31-03	12-31-04
UCN, Inc.	$100.00	$48.50	$50.50	$100.00	$152.50	$151.50
Russell 2000 Index	$100.00	$95.80	$96.78	$75.90	$110.33	$129.09
Nasdaq Telecommunications Index	$100.00	$45.64	$23.30	$10.71	$18.08	$19.52

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following discussion includes certain relationships and related transactions that occurred during UCN’s fiscal year ended December 31, 2004.

Prior to 2004 Theodore Stern, Chairman of the Board of Directors, and also Chief Executive Officer until January 2005, made loans to UCN for working capital purposes. All of the loans had an interest rate of 12 percent per annum payable monthly and were unsecured. In December 2004 Mr. Stern converted notes in the principal amount of $112,500 to 56,250 shares of common stock in accordance with the terms of those notes. An additional $2.3 million of notes were repaid in cash to Mr. Stern in April 2004. One note remains outstanding in the principal amount of $349,000, which is due July 5, 2005.

In December 2002 Edward Dallin Bagley, formerly a director and currently a principal shareholder, made a two-year unsecured loan to UCN in the principal amount of $250,000 that bears interest at 12 percent per annum. The interest is paid monthly and the principal is convertible to common stock at the rate of one share for $2.00 of principal, or a total of 125,000 shares. In November 2004 Mr. Bagley indicated he did not intend at that time to convert the principal of the note to shares, so the parties agreed to extend the due date of the note to January 5, 2006.

ANNUAL REPORT ON FORM 10-K

Our 2004 Annual Report to Shareholders was prepared on an integrated basis with our Annual Report on Form 10-K for the year ended December 31, 2004, and accompanies this proxy statement. Shareholders may obtain a copy of the exhibits to the Company’s Form 10-K for the year ended December 31, 2004 upon payment of a reasonable fee by sending a written request to: Corporate Secretary, UCN, Inc. 14870 Pony Express Road, Bluffdale, Utah 84065.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no other matters that may come before the Annual Meeting. However, if any matters other than those referred to herein should be presented properly for consideration and action at the Annual Meeting, or any adjournment or postponement thereof, the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

The cost of soliciting proxies in the accompanying form is paid by us. In addition to solicitations by mail, a number of regular employees of UCN may solicit proxies in person or by telephone.

The above notice and proxy statement are sent by order of the Board of Directors.

Paul Jarman, President and Chief Executive Officer

May 13, 2005

UCN, INC.

14870 Pony Express Road

Bluffdale, Utah 84065

ANNUAL MEETING OF SHAREHOLDERS JUNE 22, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Theodore Stern and Paul Jarman, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of UCN, Inc. (the “Company”) held of record by the undersigned on May 6, 2005, at the Annual Meeting of Shareholders to be held on June 22, 2005, and at any adjournment or postponement thereof.

Proposal No. 1: The election of each of the following persons as directors of the Company.

(1) Theodore Stern (2) Steve Barnett (3) Paul F. Koeppe (4) Blake O. Fisher, Jr. (5) Paul Jarman

For all nominees

Withhold all nominees

Withhold authority to vote for any individual nominee. Write number(s) of nominee(s)

Proposal No. 2: To ratify the appointment of Deloitte & Touche LLP as the Company’s registered public accountants for 2005

For Against Abstain

Note: The proxies are authorized to vote in accordance with their judgment on any matters other than those referred to herein that are properly presented for consideration and action at the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted for Proposal No.’s 1 and 2. The proxies are authorized to vote the shares represented by this proxy in accordance with their judgment on any matters other than those referred to above that are properly presented for consideration and action at the Annual Meeting.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the Annual Meeting or any adjournment or postponement thereof, are hereby expressly revoked.

Dated: , 2005

Please sign it exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer or person.

Please mark, sign, date and promptly return the proxy card using the enclosed envelope. If your address is incorrectly shown, please print changes.